Exhibit 99.1

Synacor Reports Solid Third Quarter 2012 Results

•	Quarterly revenue of $28.3 million, an increase of 18% year-over-year

•	Quarterly adjusted EBITDA of $2.2 million, 8th consecutive quarter of positive results

Buffalo, NY, Oct. 24, 2012 (GLOBE NEWSWIRE) – Synacor, Inc. (NASDAQ: SYNC), leading provider of next-gen startpages, TV Everywhere solutions, and cloud services across multiple devices for cable, satellite, telecom and consumer electronics companies, today announced its financial results for the third quarter of 2012.

“Synacor had another solid quarter. During the third quarter we announced partnerships with Comcast Spotlight and NCC Media to complement our in-house national advertising sales force. Also, our TV Everywhere customers continue to rely on Synacor to expand the online programming available to their subscribers,” said Synacor CEO Ron Frankel. “We are kicking off the fourth quarter with a new launch announcement. On October 1 we launched the startpage and email for dishNET, the broadband ISP service of DISH Network. We are excited to have been chosen by DISH Network. These partnerships, combined with new customers and products, set the stage for continued momentum through the remainder of the year.”

Q3 2012 Financial Results

Revenue: For the third quarter of 2012, total revenue was $28.3 million, an 18% increase over $24.0 million in the third quarter of 2011. Search and display advertising revenue was $23.3 million, a 24% increase compared to $18.7 million in the third quarter of 2011. Subscription-based revenue was $5.1 million, a 3% decrease compared to $5.2 million in the third quarter of 2011.

Net Income: For the third quarter of 2012, net income was $0.7 million, compared to $1.5 million in the third quarter of 2011. Diluted earnings per share, or EPS, was $0.02. Net income includes stock-based compensation expense of $0.5 million, or $.02 per share, in the third quarter of 2012 and $0.2 million, or $0.01 per share, in the third quarter of 2011. The diluted EPS calculation for the third quarter of 2012 is based on 30.0 million weighted average fully diluted common shares outstanding.

Adjusted EBITDA: For the third quarter of 2012, adjusted EBITDA, which excludes stock-based compensation expense, was $2.2 million, or 8% of revenue, compared to $2.5 million, or 10% of revenue, in the third quarter of 2011.

Key Business Metrics: For the third quarter of 2012, Synacor averaged 20.2 million unique visitors per month, an increase of 44% from 14.1 million unique visitors in the third quarter of 2011. Search queries were 234 million for the third quarter, an increase of 15% from 203 million in the third quarter of 2011. Advertising impressions grew 51% to 11.6 billion, compared to 7.7 billion in the third quarter of 2011.

Cash: For the third quarter of 2012, Synacor generated $5.0 million in cash from operating activities, compared to $2.8 million in the third quarter of 2011. The company ended the third quarter of 2012 with $38.7 million in cash and cash equivalents, compared to $35.1 million at the end of the prior quarter.

“Synacor’s third quarter results delivered on our expectations, producing our 8th consecutive quarter of positive adjusted EBITDA results. Based on our pipeline, we are well positioned to capitalize on the foundation we have built as the leading provider of startpages, TV Everywhere solutions and cloud services that deliver, on behalf of our customers, pay-TV content and services to consumers any time, anywhere, on any device,” said Synacor CFO Bill Stuart. “We expect Carbyn and our Cloud ID Management offerings, specifically our social login capability, will greatly accelerate the usage of TV Everywhere cross-device, continuing to enhance the consumer experience and our positioning in this rapidly growing market.”

Business Outlook

Based on information available as of October 24, 2012, the company is providing financial guidance for the fourth quarter and fiscal 2012 as follows:

•

Q4 2012 Guidance: Revenue for the fourth quarter of 2012 is projected to be in the range of $31.0 million to $33.0 million. For the fourth quarter of 2012, the company expects to report adjusted EBITDA of $2.9 million to $3.9 million.

•

Fiscal 2012 Guidance: Revenue for the full year of 2012 is projected to be in the range of $120.8 million to $122.8 million. For the full year of 2012, the company expects to report adjusted EBITDA of $11.0 million to $12.0 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the third quarter 2012 financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 39604640, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor’s website through November 7, 2012. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 39604640.

About Synacor

Synacor’s white-label platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, cloud-based services and apps to their end-consumers across multiple devices, strengthening those relationships while monetizing the engagement. Synacor (Nasdaq:SYNC), is headquartered in Buffalo, NY. For more information, visit synacor.com. Integrate. Authenticate. Engage.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include—but are not limited to—risks associated with: execution of our plans and strategies; the loss of a significant customer; expectations regarding consumer taste and user adoption of applications and solutions; general economic conditions; expectations regarding the company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-Q filed with the SEC on August 14, 2012. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of October 24, 2012, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Denise Garcia, SVP

ICR

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

mroth@synacor.com

646-380-5141

The Synacor logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of December 31,	As of September 30,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$10,925	$38,709
Accounts receivable, net	14,336	14,393
Deferred income taxes	3,534	4,441
Prepaid expenses and other current assets	1,811	2,259

Total current assets	30,606	59,802
Property and equipment, net	8,301	11,178
Deferred income taxes, non-current	2,549	1,079
Other long-term assets	1,926	700
Goodwill	—	819

Total Assets	$43,382	$73,578

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,498	$13,396
Accrued expenses and other current liabilities	5,492	6,293
Current portion of bank financing	250	—
Current portion of capital lease obligations	1,593	2,258

Total current liabilities	19,833	21,947
Long-term portion of capital lease obligation	2,098	2,178
Other long-term liabilities	71	172

Total Liabilities	22,002	24,297

Stockholders’ Equity:
Common stock	31	274
Preferred stock	28,432	—
Treasury stock	(569)	(569)
Additional paid-in capital	45,639	98,712
Accumulated other comprehensive income	—	(8)
Accumulated deficit	(52,153)	(49,128)

Total stockholders’ equity	21,380	49,281

Total liabilities and stockholders’ equity	$43,382	$73,578

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2012	2011	2012
Revenue	$23,954	$28,326	$62,115	$89,803
Costs and operating expenses:
Cost of revenue (1)	12,814	15,792	32,872	49,432
Research and development (1)(2)	4,950	6,218	14,270	18,629
Sales and marketing (2)	2,127	2,000	5,811	6,776
General and administrative (1)(2)	1,824	2,676	4,887	8,384
Depreciation	673	981	1,950	2,696

Total costs and operating expenses	22,388	27,667	59,790	85,917

Income from operations	1,566	659	2,325	3,886

Other income (expense)	(19)	25	(18)	7
Interest expense	(13)	(72)	(64)	(208)

Income before income taxes	1,534	612	2,243	3,685
Provision (benefit) for income taxes	49	(40)	55	660

Net income	1,485	652	2,188	3,025

Undistributed earnings allocated to preferred stockholders	1,292	—	1,903	—

Net income attributable to common stockholders	$193	$652	$285	$3,025

Net income per share attributable to common stockholders:
Basic	$0.08	$0.02	$0.14	$0.13

Diluted	$0.07	$0.02	$0.10	$0.11

Weighted average shares used to compute net income per share attributable to common stockholders:
Basic	2,318,666	27,329,106	2,006,739	23,728,120

Diluted	21,911,929	30,010,359	22,433,359	28,765,152

Notes: (1) Exclusive of depreciation shown separately. (2) Includes stock-based compensation as follows:

	Three months ended September 30,		Nine months ended September 30,
	2011	2012	2011	2012
Research and development	$75	$146	$205	$373
Sales and marketing	51	119	141	292
General and administrative	106	255	294	838

	$232	$520	$640	$1,503

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2011	2012
Cash Flows from Operating Activities:
Net income	$2,188	$3,025
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,950	2,696
Stock-based compensation expense	640	1,503
Loss on disposal of property and equipment	10	32
Benefit from deferred income taxes	—	563
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	(2,350)	(57)
Prepaid expenses and other current assets	121	(115)
Other long-term assets	(38)	223
Accounts payable	707	1,048
Accrued expenses and other current liabilities	809	812
Other long-term liabilities	(26)	101

Net cash provided by operating activities	4,011	9,831

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,478)	(2,983)
Cash paid for business acquisition	—	(600)

Net cash used in investing activities	(1,478)	(3,583)

Cash Flows from Financing Activities:
Proceeds from sale/leaseback	794	—
Repayment on bank financing	(375)	(250)
Repayments on capital lease obligations	(1,400)	(1,739)
Proceeds from exercise of common stock options	289	922
Proceeds from initial public offering	—	25,364
Initial public offering costs	—	(2,753)

Net cash (used in) provided by financing activities	(692)	21,544

Effect of exchange rate changes on cash and cash equivalents	—	(8)
Net (Decrease) Increase in Cash and Cash Equivalents	1,841	27,784
Cash and Cash Equivalents at beginning of period	5,412	10,925

Cash and Cash Equivalents at end of period	$7,253	$38,709

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands except share and per share data)

(Unaudited)

The following table presents a reconciliation of net income to adjusted EBITDA for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2011	2012	2011	2012
Reconciliation of Adjusted EBITDA:
Net income	$1,485	$652	$2,188	$3,025
Provision (benefit) for income taxes	49	(40)	55	660
Interest expense	13	72	64	208
Other (income) expense	19	(25)	18	(7)
Depreciation	673	981	1,950	2,696
Stock-based compensation	232	520	640	1,503

Adjusted EBITDA	$2,471	$2,160	$4,915	$8,085

Synacor, Inc.

Key Business Metrics

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2012	2011	2012
Key Business Metrics:
Unique Visitors (1)	14,069,737	20,241,871	13,250,013	20,487,594
Search Queries (2)	203,335,131	233,767,194	503,476,341	742,893,799
Advertising Impressions (3)	7,682,888,761	11,634,386,253	19,461,422,855	30,457,542,583

Notes:

(1)	Reflects the number of unique visitors to our customers' websites computed on an average monthly basis during the applicable period, as measured by comScore.
(2)	Reflects the total number of search queries during the applicable period, as reported by Google.
(3)	Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.